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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
MGM MIRAGE
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGM MIRAGE
3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON
May 7, 2002

To the Stockholders:

        The Annual Meeting of Stockholders of MGM MIRAGE, a Delaware corporation (the "Company"), will be held at Beau Rivage Hotel and Casino, 875 Beach Boulevard, Biloxi, Mississippi, on May 7, 2002, at 10:00 a.m., Central Time, for the following purposes:

  1.
  To elect a Board of Directors

  2.
  To consider and act upon an amendment to the Company's Annual Performance-Based Incentive Plan for Executive Officers.

  3.
  To consider and act upon the ratification of the selection of independent auditors.

  4.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Stockholders of record at the close of business on March 8, 2002 are entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company's executive offices, located at 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

By Order of the Board of Directors,

Chairman of the Board and Chief Executive Officer

March 29, 2002

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.
Use the enclosed envelope, which requires no postage for mailing in the United States.

MGM MIRAGE STOCKHOLDER MEETING ADMISSION TICKET

TIME:	10:00 A.M. (Central Time)
DATE:	May 7, 2002
LOCATION:	BEAU RIVAGE HOTEL & CASINO Magnolia Conference Room 875 Beach Boulevard Biloxi, MS 39530
STOCKHOLDER NAME:
/ / WITH SPOUSE	/ / WITHOUT SPOUSE
STOCKHOLDER ADDRESS:

(PLEASE PRINT)

NOTE: PLEASE CLIP AND BRING THE STOCKHOLDER MEETING ADMISSION TICKET.
 NO ADMISSION WILL BE ALLOWED WITHOUT THIS TICKET.

MGM MIRAGE
3600 Las Vegas Blvd. South
Las Vegas, Nevada 89109

PROXY STATEMENT
March 29, 2002

        The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company, and this solicitation is made on behalf of the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy. All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposals 2 and 3 as described herein. By signing, dating and returning the enclosed proxy card, you will confer discretionary authority on the named proxies to vote on any matter not specified in the notice of meeting if the Company did not receive notice of such matter in a reasonable time before the date this Proxy Statement was mailed to stockholders.

        Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement was first mailed to stockholders on or about March 29, 2002.

        The authorized capital stock of the Company presently consists of 300,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). At the close of business on March 8, 2002, the record date for determining stockholders entitled to vote at the meeting, 158,730,229 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the meeting.

        There is no cumulative voting in the election of directors. The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each item other than the election of directors to be acted upon at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against a proposal.

        In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Stock) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. A broker non-vote will not be counted in determining the number of shares necessary for approval of proposals. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum. The matters set forth in this Proxy Statement to be brought before the meeting are not considered to substantially affect the rights or privileges of the Common Stock.

PRINCIPAL STOCKHOLDERS

        Shown below is certain information as of March 8, 2002 with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of shares of Common Stock by the only persons or entities known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock, by the Named Executives, as defined under "Executive Compensation", and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

Name and Address(1)	Amount Beneficially Owned(2)		Percent of Class
Tracinda Corporation 150 S. Rodeo Drive, Ste. 250 Beverly Hills, CA 90212	81,196,432	(3)	51.2%
FMR Corp. 82 Devonshire Street Boston, MA 02109	15,912,960	(4)	10.0%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	14,299,600	(5)	9.0%
Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	8,192,740	(6)	5.2%
J. Terrence Lanni	1,130,000	(7)	(9)
Daniel M. Wade	42,600	(7)	(9)
Robert H. Baldwin	—		(9)
John T. Redmond	465,835	(7)	(9)
James J. Murren	520,500	(7)	(9)
Gary N. Jacobs	132,423	(7)	(9)
William J. Hornbuckle	135,000	(7)	(9)
All directors and executive officers as a group (38 persons)	84,617,360	(3)(7)(8)	52.3%

(1)
Unless otherwise indicated, the address for the persons listed is 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109.

(2)
Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)
Tracinda Corporation ("Tracinda"), a Nevada corporation, is wholly owned by Kirk Kerkorian.

(4)
Based upon a Schedule 13G, dated December 31, 2001, filed by FMR Corp and Fidelity Management and Research Company, a subsidiary of FMR Corp. and an investment advisor under the Investment Advisors Act of 1940, which are deemed to be the beneficial owner 15,912,960 shares of Common Stock as a result of acting as investment advisor to various investment companies.

(5)
Based upon a Schedule 13G, dated December 31, 2001, filed by Capital Research and Management Company, an investment advisor under the Investment Advisors Act of 1940, which is deemed to be the beneficial owner of 14,299,600 shares of Common Stock as a result of acting as investment advisor to various investment companies.

(6)
Based upon a Schedule 13G, dated December 31, 2001, filed by Legg Mason, Inc., an investment advisor under the Investment Advisors Act of 1940, which is deemed to be the benefical owner of 8,192,740 shares of Common Stock as a result of acting as investment advisor to various investment companies.

(7)
Included in these amounts are 1,100,000 shares, 40,000 shares, 463,835 shares, 507,500 shares, 125,000 shares and 135,000 shares underlying options that are exercisable as of March 8, 2002 or that become exercisable within 60 days thereafter held by Messrs. Lanni, Wade, Redmond, Murren, Jacobs and Hornbuckle, respectively. The foregoing amounts do not include any shares underlying vested options that were surrendered by any of the foregoing individuals pursuant to the Company's option exchange program. See "Compensation Committee Report on Executive Compensation—Option Exchange Program."

(8)
Also included are 758,160 shares subject to stock options exercisable on or prior to May 8, 2002, held by ten non-employee directors (see "Election of Directors"). Additionally included are a total of 77,833 shares underlying options that are exercisable as of March 8, 2002 or that become exercisable within 60 days thereafter held by six non-director executive officers. The foregoing amounts do not include any shares underlying vested options that were surrendered by any of the foregoing individuals pursuant to the Company's option exchange program. See "Compensation Committee Report on Executive Compensation—Option Exchange Program."

(9)
Less than one percent (1%)

        As indicated above, Mr. Kerkorian beneficially owns over 50% of the currently outstanding shares of Common Stock. Mr. Kerkorian intends to vote his shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Mr. Kerkorian's shares represent more than 50% of the shares to be voted at the meeting, Mr. Kerkorian will be able to elect the entire Board of Directors. Mr. Kerkorian also intends to vote his shares in favor of Proposals 2 and 3, and Mr. Kerkorian's vote will be sufficient to cause adoption of those Proposals.

ELECTION OF DIRECTORS

Proposal No. 1

Information Concerning the Nominees

        One of the purposes of the meeting is to elect 20 directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his or her earlier resignation or removal.

        The following table sets forth, for each nominee for director, their names, principal occupations for at least the past five years, beneficial ownership of Company Common Stock, ages as of March 8, 2002 and certain other matters. In the event any of said nominees should be unavailable to serve as Director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

Name (age)	Principal Occupation and Other Directorships	First Became a Director	Shares of Common Stock Beneficially Owned(1)
James D. Aljian (69)	Executive of Tracinda since October 1987. Director of Chrysler Corporation ("Chrysler") from February 1996 to November 1998, and Member of Shareholder's Committee of DaimlerChrysler Corporation from November 1998 to December 2000. Director of Metro-Goldwyn-Mayer Inc. since October 1996, of which Tracinda has an approximate 77.5% ownership interest.	1988	34,850	(2)(3)(4)
Robert H. Baldwin (51)	President and Chief Executive Officer of Mirage Resorts, Incorporated ("Mirage Resorts") since June 1, 2000. Mr. Baldwin was appointed Chief Financial Officer and Treasurer of Mirage Resorts on an interim basis from September 1999 to June 2000. He has also been President and Chief Executive Officer of Bellagio, LLC or its predecessor since June 1996. Prior to that, he was President and Chief Executive Officer of The Mirage Casino—Hotel from August 1987 to April 1997.	2000	—	(4)
Fred Benninger (84)	Vice Chairman of the Board of the Company from April 1995 to March 1998. Chairman of the Board of the Company from August 1987 to April 1995. President of the Company from August 1987 to March 1990, and Chief Executive Officer of the Company from August 1987 to January 1991.	1986	12,800	(2)(3)(4)
Terry Christensen (61)	Partner, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, attorneys, Los Angeles, California, since May 1988. Director of GIANT GROUP, LTD. and Checkers Drive-In Restaurants, Inc.	1987	19,300	(2)(3)
Glenn A. Cramer (80)	Director of Transamerica Corporation from 1968 to April 1994, Chairman of the Executive Committee of Transamerica Airlines from 1983 to April 1994, and President of Trans International Airlines from 1962 to 1983.	1992	22,866	(2)(3)(4)

Willie D. Davis (67)	President and Director of All-Pro Broadcasting, Inc., an AM and FM radio broadcasting company, for more than the past five years. Director of Metro-Goldwyn-Mayer Inc., Sara Lee Corporation, K-Mart Corporation, Johnson Controls, Inc., Alliance Bank, WICOR, Inc., Dow Chemical Company, Checkers Drive-In Restaurants, Inc., Strong Fund and Bassett Furniture Industries, Incorporated.	1989	12,600	(2)(3)(4)
Alexander M. Haig, Jr. (77)	Chairman of Worldwide Associates, Inc., an international business advisory firm, for more than the past five years. Host of "World Business Review," a weekly television program. Director of Metro-Goldwyn-Mayer Inc., CompuServ Interactive Services, Inc. and Interneuron Pharmaceuticals, Inc. Consultant to the Company since May 1990.	1990	14,450	(2)(3)(4)
Alexis Herman (54)	Ms. Herman served in the Clinton Administration as the 23rd United States Secretary of Labor beginning in 1997. Prior to that, she served for four years as Assistant to the President and Director of the White House Public Liaison Office. Ms. Herman also is a member of the board of directors of Cummins, Inc. and the board of directors of Presidential Life Insurance Company.	2002	—
Gary N. Jacobs (56)	Executive Vice President-General Counsel of the Company since June 2000 and Secretary of the Company since January 2002. Prior to June, 2000, partner, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. Mr. Jacobs is of counsel to that firm and is a director of The InterGroup Corporation.	2000	132,423	(2)(3)
Kirk Kerkorian (84)	Chief Executive Officer, President and sole director and stockholder of Tracinda. Director of Metro-Goldwyn-Mayer Inc. since October 1996.	1987	81,196,432	(5)
J. Terrence Lanni (58)	Chairman of the Company since July 1995. Chairman of the Executive Committee since June 1995. Chief Executive Officer of the Company from June 1995 to December 1999, and since March 2001. President of the Company from June 1995 to July 1995. President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995, and a director from January 1982 to February 1991. Director of Santa Anita, Inc., Magna Entertainment, Inc. and Del Mar Thoroughbred Club.	1995	1,130,000	(2)(3)(4)

George J. Mason (71)	Senior Managing Director of Bear, Stearns & Co. Inc., Los Angeles, California, an investment banking and brokerage firm, and has been employed by that firm since 1973. A member of the Board of Directors of Mirage Resorts from 1973 to May 31, 2000, as well as a member of the Audit, Stock Option and Bonus committees of Mirage Resorts.	2000	15,000	(2)(4)
James J. Murren (40)	President and Chief Financial Officer of the Company since December 1999 and Treasurer since November 2001. Executive Vice President and Chief Financial Officer of the Company from January 1998 to December 1999. Prior thereto, Managing Director and Co-Director of research for Deutsche Morgan Grenfell ("DMG"), having served DMG in various other capacities since 1984.	1998	520,500	(2)(3)
Ronald M. Popeil (66)	Chief Executive Officer of RONCO Inventions, LLC, the principal business of which is inventing and marketing consumer products, since co-founding that company in May 1984. A member of the Board of Directors of Mirage Resorts from 1979 to May 31, 2000, as well as a member of the Audit, Stock Option and Bonus committees of Mirage Resorts.	2000	10,000	(2)(4)
John T. Redmond (43)
	President and Chief Executive Officer of MGM Grand Resorts, LLC ("MGM Grand Resorts") since March 2001. Co-Chief Executive Officer of the Company from December 1999 to March 2001. President and Chief Operating Officer of Primadonna Resorts from March 1999 to December 1999. Senior Vice President of MGM Grand Development, Inc. from August 1996 to September 1998. Director of MGM Grand Detroit, LLC since July 1997, Vice-Chairman from April 1998 to February 2000, and Chairman since February 2000. Prior thereto, Senior Vice President and Chief Financial Officer of Caesars Palace and Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc.	1999	465,835	(2)(3)
Walter M. Sharp (85)	President of Walter M. Sharp Company (financial consultants) for more than the past five years and a consultant to Tracinda through April 1997.	1986	74,264	(2)(3)

Daniel M. Wade (49)	Vice Chairman of the Company since March 2001. Co-Chief Executive Officer of the Company from December 1999 to March 2001. Member of the Executive Committee of the Company from May 1999 to October 2001. Chief Operating Officer of the Company from April 1999 to December 1999, and Executive Vice President of the Company from October 1998 to April 1999. Prior thereto, President and Chief Operating Officer of MGM Grand Hotel, Inc., having served in various other senior capacities with MGM Grand Hotel, Inc. since January 1990.	1999	42,600	(2)(3)(4)
Daniel B. Wayson (49)	A principal of Wayson Properties, Incorporated, a real estate development and holding company, for more than the past five years, and other real estate and business ventures. President and Chief Executive Officer of a former Mirage Resorts New Jersey gaming subsidiary from December 1984 through February 1987. A member of the Board of Directors of Mirage Resorts from 1987 to May 31, 2000.	2000	4,750	(2)(3)
Melvin B. Wolzinger (81)	A general partner in W. W. Investment Co., a real estate holding company in Las Vegas, Nevada , for more than the past five years. A principal owner of various restaurants and casino gaming establishments in Las Vegas for many years. A member of the Board of Directors of Mirage Resorts from 1973 to May 31, 2000, as well as a member of the Audit, Stock Option and Bonus committees of Mirage Resorts. Honorary doctorate from University of Nevada, Las Vegas. Member of the Board of Directors of Colonial Bank since 1999.	2000	5,650	(2)(4)

Alex Yemenidjian (46)
	Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. since April 1999 and a Director of Metro-Goldwyn-Mayer Inc. since November 1997. President of the Company from July 1995 to December 1999. Chief Operating Officer of the Company from June 1995 to April 1999. Executive Vice President of the Company from June 1992 to July 1995, and Chief Financial Officer of the Company from May 1994 to January 1998. Chairman of the Executive Committee of the Company from January 1991 to June 1992. President and Chief Operating Officer of the Company from March 1990 to January 1991. Executive of Tracinda from January 1990 to January 1997, and from February 1999 to April 1999.	1989	665,710	(2)(3)(4)

(1)
Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2)
The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.

(3)
Included in these amounts are shares underlying options that are exercisable as of March 8, 2002 or become exercisable within 60 days thereafter held as follows:

Name	Shares
Mr. Aljian	14,050
Mr. Benninger	2,800
Mr. Christensen	15,300
Mr. Cramer	2,800
Mr. Davis	11,600
Mr. Haig	14,050
Mr. Jacobs	125,000
Mr. Lanni	1,100,000
Mr. Murren	507,500
Mr. Redmond	463,835
Mr. Sharp	15,300
Mr. Wade	40,000
Mr. Wayson	3,750
Mr. Yemenidjian	665,710

  The foregoing amounts do not include any shares underlying vested options that were surrendered by any of the foregoing individuals pursuant to the Company's option exchange program. See Note (4) and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

(4)
In December 2001, the Company's option exchange program expired (see "Compensation Committee Report on Executive Compensation—Option Exchange Program"). Pursuant to the

  program, eligible employees and Directors were able to surrender options with an exercise price of at least $23.00 in exchange for options equal to 90% of the number of options surrendered for cancellation. For example, if an eligible option holder surrendered options for 10,000 shares, the option holder would be entitled to replacement options for 9,000 shares. The replacement options will have an exercise price equal to the closing price of the Company's Common Stock on the date of grant and will not be granted before June 13, 2002 or later than July 5, 2002 (see "Compensation Committee Report on Executive Compensation—Option Exchange Program"). At the expiration of the option exchange program, 5,489,338 options held by officers and Directors of the Company were eligible for exchange. The Company accepted from 23 officers and Directors 1,654,000 surrendered options (constituting 30.1%, of such eligible options) to purchase shares of the Company's stock, and the Company promised to grant 1,488,600 replacement options pursuant to the terms of the exchange program. Directors participated in the Company's option exchange program as follows:

Name	Shares Accepted For Exchange	Shares Promised For Grant (90%)
Mr. Alijan	5,000	4,500
Mr. Baldwin	800,000	720,000
Mr. Benninger	10,000	9,000
Mr. Cramer	10,000	9,000
Mr. Davis	12,000	10,800
Mr. Haig	5,000	4,500
Mr. Lanni	300,000	270,000
Mr. Mason	15,000	13,500
Mr. Popeil	15,000	13,500
Mr. Wade	75,000	67,500
Mr. Wolzinger	15,000	13,500
Mr. Yemenidjian	5,000	4,500
(5)
Shares are owned by Tracinda., which is wholly-owned by Mr. Kerkorian.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports of ownership of the Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company's Directors and executive officers that no other reports were required, the Company notes that all reports for the year 2001 were filed on a timely basis.

INFORMATION REGARDING
BOARD AND COMMITTEES

        Certain Committees: Functions, Memberships and Meetings.    The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members. There is no nominating committee or committee performing a similar function.

        The Executive Committee.    During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are J. Terrence Lanni (Chairman), James D. Aljian, Robert H. Baldwin, Fred Benninger, Gary N. Jacobs, Kirk Kerkorian,

James J. Murren, John T. Redmond, Walter M. Sharp, Alex Yemenidjian and Jerome B. York. Mr. York is not standing for re-election as a Director. The Executive Committee held ten meetings during fiscal 2001 and acted by written consent ten times.

        The Audit Committee.    The functions of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent and internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Fred Benninger (Chairman), Willie D. Davis and Glenn A. Cramer. The Audit Committee held four meetings during fiscal 2001.

        The Compensation and Stock Option Committee.    The functions of the Compensation and Stock Option Committee (the "Compensation Committee") are to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance and (3) is administered in a fair and equitable fashion in the stockholders' interests. The Compensation Committee recommends executive compensation policy to the Board, determines compensation of senior executives of the Company, determines the performance criteria and bonuses to be granted pursuant to the Company's Annual Performance Based Incentive Plan, and administers and approves granting of Company stock options. The Compensation Committee's authority and oversight extends to total compensation, including base salaries, bonuses, stock options, and other forms of compensation. The Compensation Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Compensation Committee member. The current members of the Compensation Committee are James D. Aljian (Chairman), Ronald M. Popeil and Jerome B. York. Mr. York is not standing for re-election as a Director. The Compensation Committee held fourteen meetings during fiscal 2001.

        The Diversity Committee.    The Board of Directors recently appointed a Diversity Committee. The Committee is chaired by Alexis Herman. The members of the Diversity Committee are Melvin B. Wolzinger, Willie Davis and Daniel M. Wade. The Diversity Committee is charged with implementing, developing and monitoring the Company's diversity initiatives.

        Compensation Committee Interlocks and Insider Participation.    Mr. Aljian is an executive of Tracinda and director of Metro-Goldwyn-Mayer Inc., a California-based motion picture studio in which Tracinda has an approximate 77.5% ownership interest. For the twelve months ended December 31, 2001, the Company and its subsidiaries rented aircraft from Tracinda for various business purposes. The aggregate amount of rental payments were approximately $1,123,314, and the rent payments were at rates which management believes are not in excess of those offered by third parties. The Company provided hotel services and usage of its aircraft to Tracinda in the aggregate amount of approximately $80,659, which management believes to be at rates generally comparable to those offered to third parties. The Company and Tracinda have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

        Board and Committee Meetings.    The Board of Directors held four meetings during 2001. The work of the Company's directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of the Company's business through the review of documents and in numerous communications among Board members and others. During 2001, all directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served (held during the period for which they served), except that Walter M. Sharp attended only 71.4% of the aggregate of all meetings of the Board of Directors and the Executive Committee.

        Fees for Board and Committee Service.    Directors who are compensated as full-time employees of the Company or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. During 2001, each director who is not a full-time employee of the Company or its subsidiaries was paid $38,000 per annum, plus $1,500 for each Board meeting attended ($750 if such Board meeting was attended telephonically), plus, in the case of members of the Executive Committee, $1,000 per meeting for each Executive Committee meeting attended ($500 if such meeting of the Executive Committee was attended telephonically). Each member of the Audit Committee receives $1,500 for each meeting attended ($750 if such meeting of the Audit Committee was attended telephonically), and each member of the Compensation Committee receives $750 per quarter. Commencing in 2002, the Chairman of the Audit Committee will receive $2,500 per meeting instead of $1,500 per meeting, the Chairman of the Compensation Committee will receive $1,000 per quarter instead of $750 per quarter. In addition, commencing in 2002, the Company has created a Diversity Committee, which is chaired by Alexis Herman (see "Diversity Committee"). The Chairman of this Committee will receive a fee of $2,500 per meeting attended, and members of this Committee will receive a fee of $1,500 per meeting attended. Directors are also reimbursed expenses for attendance at Board and Committee meetings.

        The Company maintains a stock option grant program pursuant to the Nonqualified Stock Option Plan, which received Compensation Committee approval and subsequent stockholder approval, whereby members of the Company's Board of Directors who are not full-time employees of the Company receive an initial grant of 10,000 stock options, and subsequent yearly grants of 5,000 stock options during their respective terms as directors.

        During 2001, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received a fee of $50,000.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2001, 2000, and 1999, of the following: (i) each person who served as Chief Executive Officer of the Company during 2001; and (ii) the other four most highly compensated executive officers of the Company at December 31, 2001 (collectively, the "Named Executives").

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position						Other Annual(K)	Shares Underlying Options(A)		All Other Compensation(B)
	Year	Salary		Bonus
J. Terrence Lanni Chairman and Chief Executive Officer	2001 2000 1999	$969,230 885,572 996,154	(G) (H) (I)	$1,350,578 2,540,000 940,248	(C) (D) (E)	$202,583 — —	— 1,000,000 —		$416,773 — —
Daniel M. Wade Vice Chairman	2001 2000 1999	670,769 716,859 533,333	(G) (H) (J)	— 630,000 621,415	(C) (D) (E)	— — —	— 150,000 943,000	(J)	1,819,504 — —
Robert H. Baldwin President and Chief Executive Officer—Mirage Resorts, Incorporated	2001 2000 1999	988,462 1,000,000 1,000,000	(G) (H) (J)	1,159,693 9,004,646 1,350,000	(C) (D) (E)	— — —	— 800,000 —		327,976 4,682 8,903
John Redmond President and Chief Executive Officer—MGM Grand Resorts	2001 2000 1999	775,384 718,974 401,025	(G) (H) (J)	918,531 630,000 880,000	(C) (D) (F)	— — —	— 150,000 1,015,838	(J)	192,218 — 13,000
James J. Murren President, Chief Financial Officer and Treasurer	2001 2000 1999	775,384 717,436 400,000	(G) (H) (J)	1,000,000 1,630,000 377,132	(C) (D) (E)	— — —	— 150,000 250,000	(J)	169,450 — —
Gary N. Jacobs Executive Vice President, General Counsel and Secretary	2001 2000 1999	484,614 291,667 —	(G) (H)	500,000 530,000 —	(C) (D)	— — —	— 500,000 —		162,406 18,777 —
William J. Hornbuckle Executive Vice President—Marketing	2001 2000 1999	600,000 543,788 450,042	(G)	300,000 639,685 300,000		— — —	100,000 100,000 200,000		128,914 9,042 11,526

(A)
During the years indicated, the only long-term compensation was pursuant to the Company Nonqualified Stock Option Plan. No grants have been made under the Company's Incentive Stock Option Plan.

(B)
The amounts in this column represent the Company match under its 401(K) plan, and the Company match under its Deferred Compensation Plan (the "DCP"), the Company contribution under its Supplemental Executive Retirement Plan (the "SERP"), group life insurance premiums paid for the benefit of the named executives, reimbursement of medical expenses and associated taxes, and premiums for long term disability insurance for the benefit of the named executives as reflected in the following table:

All Other Compensation 2001

Name	401(K) Match	DCP Match(1)	SERP Contribution(2)	Health and Insurance Benefits	Total
Mr. Lanni	$3,400	$36,600	$358,478	$18,295	$416,773
Mr. Wade	—	—	—	4,364	4,364
Mr. Baldwin	3,400	36,600	249,936	38,040	327,976
Mr. Redmond	3,400	28,600	137,991	22,227	192,218
Mr. Murren	3,400	28,600	122,733	14,717	169,450
Mr. Jacobs	3,400	16,600	107,870	34,536	162,406
Mr. Hornbuckle	3,400	20,600	100,448	4,466	128,914

  (1)
  The Company implemented the DCP, which is a nonqualified deferred retirement plan effective January 1, 2001 for certain key employees. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company's 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period.

  (2)
  The Company implemented the SERP effective January 1, 2001 for certain key employees. The SERP is a nonqualified plan under which the Company makes quarterly contributions which are intended to provide a retirement benefit that is a fixed percentage of a participant's estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service.

  Additionally included in the foregoing sums are: (i) $1,815,140 paid to Mr. Wade in connection with his severance agreement (see "Certain Transactions"); (ii) $13,000 in benefit of Mr. Redmond in 1999, which represented an auto allowance with regard to his responsibilities at Primadonna Resorts; (iii) $18,777 in benefit of Mr. Jacobs in 2000, which represented moving benefits provided and reimbursement of moving costs incurred related to his relocation to Las Vegas, Nevada; (iv) group term life insurance and executive health benefits paid to Mr. Baldwin in 2000 and 1999; and (v) group term life insurance premiums and 401(K) benefits paid on behalf of Mr. Hornbuckle in 2000 and 1999.

(C)
In February, 2002, certain of the Named Executives received bonuses pursuant to the Company's Annual Performance Based Incentive Plan for executive officers as follows: Mr. Lanni—$1,350,578, Mr. Baldwin—$1,159,693, Mr. Redmond—$918,531; Mr. Murren—$1,000,000 and Mr. Jacobs—$500,000.

(D)
In February 2001, certain of the Named Executives received bonuses pursuant to the Company's Annual Performance Based Incentive Plan for executive officers as follows: Mr. Lanni—$1,000,000; Mr. Wade—$600,000; Mr. Baldwin—-$600,000; Mr. Redmond—$600,000; Mr. Murren—$600,000; and Mr. Jacobs—$500,000. Additionally, Messers. Lanni and Murren received $1,500,000 and $1,000,000, respectively, for successful completion of the acquisition of Mirage Resorts. Also, Mr. Baldwin received bonuses aggregating $1,304,646 in 2000 in connection with the change in control provisions of his prior employment contract with Mirage Resorts in connection with the Company's acquisition of Mirage Resorts. Additionally, pursuant to commencement of employment contracts (see "Certain Transactions") in 2000, Mr. Lanni received $40,000; Mr. Baldwin received $7,100,000, and Messrs. Wade, Redmond, Murren and Jacobs each received $30,000.

(E)
In February 2000, certain of the Named Executives received bonuses pursuant to the Company's Annual Performance Based Incentive Plan for executive officers as follows: Mr. Lanni—$940,248; Mr. Wade—$471,415 and Mr. Murren—$377,132. Additionally, Mr. Baldwin received bonuses aggregating $1,350,000 for the year 2000 in connection with his employment with Mirage Resorts. In July 1999, Mr. Wade received $150,000 for services rendered in the opening of MGM Grand Detroit Casino.

(F)
Mr. Redmond served as President and Chief Operating Officer of Primadonna Resorts, the Company's wholly owned subsidiary from March 1999 through December 1999, and received a bonus of $480,000 in February 2000 based on the 1999 financial performance of Primadonna Resorts, as well as his individual performance. As a Named Executive commencing in December 1999, he did not qualify for a bonus pursuant to the Company's Annual Performance Based Incentive Plan, however, he did receive a bonus of $300,000 in July 1999 and $100,000 in February 2000 based upon the successful July 1999 opening of the MGM Grand Detroit Casino, and the attainment of certain other Company goals.

(G)
Pursuant to the terms of their employment agreements which went into effect during 2000, Mr. Lanni's annual salary was $1,000,000; Mr. Wade's annual salary was $800,000; Mr. Baldwin's annual salary was $1,000,000; Mr. Redmond's annual salary was $800,000; Mr. Murren's annual salary was $800,000; and Mr. Jacobs's annual salary was $500,000. Pursuant to the terms of his employment agreement, which went into effect in 2001, Mr. Hornbuckle's annual salary was $600,000. Prior to that time, Mr. Hornbuckle served as the President of MGM Grand Hotel, LLC, which operates the MGM Grand Hotel and Casino, in Las Vegas, Nevada. Mr. Baldwin's compensation reflects the fact that he has served both as President and Chief Executive Officer of Mirage Resorts, Incorporated since June 1, 2000 and as President and Chief Executive Officer of Bellagio, LLC or its predecessor since June 1996.

(H)
Pursuant to the terms of their employment agreements which went into effect during 2000, Mr. Lanni's annual salary was $1,000,000; Mr. Wade's annual salary was $800,000; Mr. Baldwin's annual salary was $1,000,000; Mr. Redmond's annual salary was $800,000; Mr. Murren's annual salary was $800,000; and Mr. Jacobs's annual salary was $500,000, and the amounts shown reflect the actual salaries paid during 2000 (see "Certain Transactions"). Mr. Jacobs commenced employment with the Company on June 1, 2000. Mr. Baldwin's compensation reflects the fact that he has served both as President and Chief Executive Officer of Mirage Resorts, Incorporated since June 1, 2000 and as President and Chief Executive Officer of Bellagio, LLC or its predecessor since June 1996.

(I)
Mr. Lanni resigned as Chief Executive Officer of the Company effective December 30, 1999, and accordingly, the salary shown covers a period of less than one year. Subsequently in February 2000, Mr. Lanni rejoined the Company in a full-time executive capacity as Chairman of the Board (see "Certain Transactions").

(J)
Mr. Wade's annual salary at January 1, 1999 was $500,000, which was increased to $550,000 on May 1, 1999 and to $600,000 on January 1, 2000; Mr. Redmond's and Mr. Murren's annual salaries at January 1, 1999 were $400,000 each, which were increased to $600,000 each on January 1, 2000. Mr. Baldwin's annual salary at January 1, 1999 was $1,000,000. Additionally, on December 13, 1999, stock options were granted in various amounts which provided each individual an aggregate of 1,200,000 outstanding stock options (adjusted to reflect the effect of the Company's February 10, 2000 two-for-one stock split). Included in Mr. Wade's aggregate option grant of

  943,000 shares was a grant of options to purchase 100,000 shares in May 1999. Included in Mr. Redmond's aggregate option grant of 1,015,838 shares was a grant of options to purchase 100,000 shares in March 1999.

(K)
Amount includes allocations to Mr. Lanni for usage of the Company's aircraft and a hotel suite for personal use and reimbursement for taxes associated therewith. Other annual compensation for perquisites for Mr. Lanni in 2000 and 1999, and for Mr. Wade, Mr. Baldwin, Mr. Redmond, Mr. Murren, Mr. Jacobs and Mr. Hornbuckle in 2001, 2000 and 1999 aggregated less than (a) 10% of the total annual salary or (b) $50,000, whichever is lower. Accordingly, no such amounts are included in the table.

Option Grants in Last Fiscal Year

        The table below sets forth certain information regarding options granted during 2001 to the named executives.

	Number of Securities Underlying Option Granted
		Percentage of Total Options Granted to Employees in Fiscal Year
					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(B)
Name	Options Granted(A)		Exercise Price Per Share	Expiration Date
					5%	10%

Hornbuckle William	100,000	11.1%	$29.29	08/06/11	$1,842,032	$4,668,072

(A)
The options have a ten-year term, with 25% of the options becoming exercisable on each of the first through fourth anniversary dates of the grant.

(B)
These amounts represent the stated assumed rates of appreciation only. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

        The following table sets forth option exercises and year-end value tables for the Named Executives.

			Number of Shares Underlying Unexercised Options at December 31, 2001
						Value of Unexercised In-the-Money Options at December 31, 2001(A)
Name	Shares Acquired on Exercise(#)	Value Realized(B)
			Exercisable	Unexercisable		Exercisable	Unexercisable
J. Terrence Lanni	—	—	1,238,108	100,000	(C)	$13,599,734	$—	(C)
Daniel M. Wade	—	—	417,200	208,600	(C)	2,757,664	1,250,707	(C)
Robert H. Baldwin	—	—	—	—	(C)	—	—	(C)
John T. Redmond	—	—	547,997	802,003		3,850,144	4,589,067
James J. Murren	—	—	707,500	642,500		9,367,275	6,661,100
Gary N. Jacobs	—	—	125,000	375,000		—	—
William J. Hornbuckle	—	—	135,000	415,000		866,000	2,466,000

(A)
Based upon the market value of the underlying securities at December 31, 2001 of $28.87 minus the exercise price of "in-the-money" options.

(B)
Based upon the closing sale price of the underlying securities on the New York Stock Exchange Composite tape on the date of exercise minus the exercise price of the options.

(C)
In December 2001, the Company's option exchange program expired (see "Compensation Committee Report on Executive Compensation—Option Exchange Program"). Pursuant to the

  program, eligible employees and Directors were able to surrender options with an exercise price of at least $23.00 in exchange for options equal to 90% of the number of options surrendered for cancellation. The replacement options will have an exercise price equal to the closing price of the Company's Common Stock on the date of grant and will not be granted before June 13, 2002 or later than July 5, 2002 (see "Compensation Committee Report on Executive Compensation—Option Exchange Program"). At the expiration of the option exchange program, 5,489,338 options held by officers and Directors of the Company were eligible for exchange. The Company accepted from 23 officers and Directors 1,654,000 surrendered options (constituting 30.1%, of such eligible options) to purchase shares of the Company's stock, and the Company promised to grant 1,488,600 replacement options pursuant to the terms of the exchange program. The following Named Executives surrendered options in the Company's option exchange program: Messrs. Lanni and Baldwin surrendered options for 300,000 shares and 800,000 shares, respectively, and will be entitled to a grant of replacement options for 270,000 shares and 720,000 shares, respectively. In addition, Mr. Wade surrendered options for 150,000 shares, and will be entitled to a grant of replacement options for 135,000 shares; provided, however, pursuant to the terms of the severance agreement, he will be entitled to exercise only 67,500 of such shares (see "Certain Transactions" and "Compensation Committee Report on Executive Compensation—Compensation Awarded to Former Co-Chief Executive Officers").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

        The Compensation and Stock Option Committee of the Board of Directors is responsible for establishing, monitoring and implementing the policies governing the compensation of the Company's executives. During 2001, the Committee was comprised of the three Directors whose names appear at the bottom of this report. These policies may be summarized as follows:

          1.    The Company's compensation programs should be effective in attracting, motivating and retaining key executives;

          2.    There should be a correlation between the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance; and

          3.    The Company's compensation programs should provide the executives with a financial interest in the Company similar to the interests of the Company's stockholders.

        The Company's executives are compensated through a combination of salary, performance bonuses and long-term incentive arrangements (where appropriate), and grants of stock options under the Company's Nonqualified Stock Option Plan and Incentive Stock Option Plan. The annual salaries of the executives are reviewed from time to time and adjustments are made where necessary in order for the salaries of the Company's executives to be competitive with the salaries paid by companies included in the Dow Jones Entertainment and Leisure-Casinos Industry Group (the "Casinos Group"). Performance bonuses, where appropriate, are usually determined after the end of the Company's fiscal year based on an assessment of the Company's results and the level of an individual's particular performance for that year. Long-term incentive arrangements, on a case by case basis, may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to stockholder values. The Company did not enter into any long-term incentive arrangement with any executives in 2001.

        The Company's Annual Performance Based Incentive Plan for Executive Officers (the "Incentive Plan") provides for performance-based bonuses for executives who are "covered employees" under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to any such company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee based the performance measure in 2001 on achievement by the Company of pretax income excluding extraordinary items and certain non-extraordinary items, including but not limited to gains or losses from disposal of an operation or sale of assets, certain write-downs or write-offs and material accounting changes. In the case of Messrs. Redmond and Baldwin, consolidated pretax income also included operating income of specified divisions of the Company, subject to application of an adjustment factor. The actual bonus awards, if any, under the Incentive Plan are determined by the Compensation Committee, provided that no bonus award with respect to 2001 under the Incentive Plan could exceed the lesser of 150% of the eligible executive's average annual base salary as in effect for the plan year or $2,500,000. The average annual base salary for any participant is the average of such participant's annual base salary at (a) the beginning of the performance period (generally the first day of the year) and (b) the date that the Committee establishes the performance goals under the Performance Plan (generally not later than the 90th day of the year).

        The minimum performance goals set by the Compensation Committee for 2001 were exceeded, and accordingly, the Company's senior executives qualified for bonuses for 2001 under the Incentive Plan. The Compensation Committee determined, on February 4, 2002, to grant bonuses for 2001 to certain of the Named Executives pursuant to the Incentive Plan as follows: Mr. Lanni—$1,350,578; Mr. Redmond—$918,531; Mr. Murren—$1,000,000; Mr. Baldwin,—$1,159,693; and Mr. Jacobs—$500,000, based upon the factors and compensation policies discussed above.

        The Compensation Committee believes that a significant component of the compensation paid to the Company's executives over the long term should be derived from stock options. The Compensation Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the shareholders as a whole and encourages them to manage the Company for the long term. The Compensation Committee determines whether to grant stock options, as well as the amount of the grants, by taking into account, in the following order of importance, the individual's past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations by the executive's superior or the Board of Directors) and the amount of stock options previously granted. In 2001, the Compensation Committee granted 100,000 stock options to William J. Hornbuckle, and the Compensation Committee did not grant any stock options to any other Named Executives. The Compensation Committee anticipates that it will grant additional options to the Company's senior executive officers in the future.

Option Exchange Program

        The Company's stock option plans have been utilized to provide executives and other key employees with increased motivation and incentive to exert their best efforts on behalf of the Company through the opportunity to benefit from appreciation in the value of the Common Stock. Due to a decline in the price of the Common Stock following the terrorist attacks of September 11, 2001, certain options outstanding under the Company's Nonqualified Stock Option Plan held by the Named Executives were exercisable at prices which exceeded the then current market value of the Common Stock. In November 2001, the Compensation Committee concluded that such options were not providing the intended incentive value. As a result, the Company instituted an option exchange program in order to give participants in the option plan the opportunity to exchange all outstanding options to purchase shares of Common Stock which had an exercise price of at least $23.00 per share for options equal to 90% of the number of options surrendered for cancellation. The option exchange program expired in December 2001. Replacement options are to be granted no earlier than June 13, 2002 and will have an exercise price equal to the closing price of the Common Stock on the replacement option grant date. The following Named Executives surrendered options in the Company's option exchange program: Messrs. Lanni and Baldwin surrendered options for 300,000 shares and 800,000 shares, respectively, and will be entitled to a grant of replacement options for 270,000 shares and 720,000 shares, respectively. In addition, Mr. Wade surrendered options for 150,000 shares, and will be entitled to a grant of replacement options for 135,000 shares; provided, however, pursuant to the terms of the severance agreement, he will be entitled to exercise only 67,500 of such shares (see "Certain Transactions" and "Compensation Committee Report on Executive Compensation—Compensation Awarded to Former Co-Chief Executive Officers").

Compensation Awarded to former Co-Chief Executive Officers

        John T. Redmond and Daniel M. Wade served as Co-Chief Executive Officers of the Company from December 30, 1999 until March 7, 2001. At that time, Mr. Redmond was named President and Chief Executive Officer of MGM Grand Resorts and Mr. Wade was named Vice Chairman of the Company. Effective October 31, 2001, Mr. Wade resigned as an officer of the Company and its subsidiaries. While he no longer has any management role or responsibilities with the Company, Mr. Wade remained a Director of the Company and retained his title of Vice Chairman. The Company paid Mr. Wade $1,815,000 in connection with the termination of his employment contract and has agreed to maintain certain insurance coverage for Mr. Wade. In addition, he will continue to vest in previously granted stock options through December 31, 2002. (See "Certain Transactions").

        Pursuant to the terms of his employment agreement, Mr. Redmond receives a salary of $800,000 per year. Mr. Redmond is eligible to participate in the same executive compensation plans available to the Company's other senior executives, including the Incentive Plan. The performance measure for the Incentive Plan in 2001 was based upon achievement by the Company of pretax income, as described above, plus in the case of Mr. Redmond, operating income of MGM Grand Las Vegas, New York-New York, the Primm Properties and MGM Grand Detroit. The Compensation Committee determined, on February 4, 2002, to grant a bonus of $918,531 to Mr. Redmond for 2001 pursuant to the Incentive Plan.

Compensation Awarded to the Chief Executive Officer

        J. Terrence Lanni served as Chairman of the Board and Chief Executive Officer of the Company from July 1995 through December 1999, at which time he resigned as Chief Executive Officer but remained as Chairman of the Board. Effective March 7, 2001, Mr. Lanni reassumed the title of Chief Executive Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Lanni receives a salary of $1,000,000 per year. As Chief Executive Officer, Mr. Lanni is eligible to participate in the same executive compensation plans available to the Company's other senior executives, including the Incentive Plan. The performance measure for the Incentive Plan in 2001 was based upon achievement by the Company of pretax income, as described above. The Compensation Committee determined, on February 4, 2002, to grant a bonus of $1,350,578 to Mr. Lanni for 2001 pursuant to the Incentive Plan.

JAMES D. ALJIAN, Chairman RONALD M. POPEIL JEROME B. YORK

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors (the "Audit Committee") consists of Mr. Benninger (Chairman), Mr. Cramer and Mr. Davis. Messrs. Cramer and Davis meet the independence and experience requirements of the New York Stock Exchange listing standards. However, Mr. Benninger did not meet such independence requirements for the first three months of 2001 because he had been an employee of the Company within the prior three years. Mr. Benninger served as Vice Chairman of the Board from April 1995 to March 1998. Pursuant to Section 303.02 (D) of the New York Stock Exchange Listed Company Manual, the Board of Directors determined in its business judgment that, as a result of Mr. Benninger's knowledge of financial and accounting matters, his membership on the Audit Committee was required in the best interests of the Company and its stockholders.

        The Audit Committee's responsibilities are described in a written charter adopted by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company's financial reporting system by focusing on three areas:

  1.
  The adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements,

  2.
  The independence and performance of the Company's internal auditors and independent accountants, and

  3.
  The Company's compliance with legal and regulatory requirements.

        The Audit Committee meets with management, the Company's independent accountants and the internal auditors periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants, and periodically reviewed their performance and independence from management for the year 2001. During fiscal year 2001, the Company retained its independent accountants, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$537,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees	689,000

$1,226,000

The category of "All Other Fees" includes $495,000 related to services traditionally provided by auditors, such as, but not limited to, review of registration statements, tax review and other services. The Audit Committee has concluded that the provision of non-audit services by the Company's principal independent accountants is compatible with maintaining auditor independence.

        The Audit Committee reviewed and discussed the audited financial statements with management and Arthur Andersen LLP and management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Arthur Andersen LLP also included the matters required by Statement on Auditing Standards No. 61 (communication with Audit Committees), as well as the written disclosures and delivery of the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

FRED BENNINGER, Chairman GLENN A. CRAMER WILLIE D. DAVIS

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones US Total Market Index for the five-year period which commenced December 31, 1996 and ended December 31, 2001.

Comparison of Five-Year Cumulative Total Return
Among the Company, Dow Jones US Total Market Index,
and the Dow Jones Casinos Index

*
Assumes $100 invested on December 31, 1996 in each of the Company's Common Stock, the Dow Jones Equity Market Index, and the Dow Jones Casinos Group.

CERTAIN TRANSACTIONS

        J. Terrence Lanni, Chairman of the Board and Chief Executive Officer of the Company, is a party to an employment agreement with the Company which terminates on May 31, 2004. Under the agreement he receives a minimum annual salary of $1,000,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Lanni shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Lanni (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Lanni's salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for the remainder of the term of the agreement. If Mr. Lanni seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Lanni terminates without cause upon 30 days notice, then termination will result and Mr. Lanni shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Lanni's unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Lanni shall be exercisable at the time or times they would have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange. See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values" and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

        Robert H. Baldwin, President and Chief Executive Officer of Mirage Resorts, the Company's wholly owned subsidiary, is a party to an employment agreement with Mirage Resorts which terminates on May 31, 2004. Under the agreement he received $7,100,000 as an inducement to enter into the agreement and commencing June 1, 2000, receives a minimum annual salary of $1,000,000. Additionally, Mr. Baldwin received a bonus of $600,000 in February 2001 based on the 2000 financial performance of Mirage Resorts. If the Company terminates the agreement, Mr. Baldwin shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Baldwin (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination. If Mr. Baldwin seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Baldwin terminates without cause upon 30 days notice, then termination will result and Mr. Baldwin shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Baldwin's unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Baldwin shall be exercisable at the time or times they would have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange. See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values" and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

        John T. Redmond, President and Chief Executive Officer of MGM Grand Resorts, is a party to an employment agreement with the Company which terminates on May 31, 2004. Under the agreement he receives a minimum salary of $800,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Redmond shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Redmond (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Redmond's salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for the remaining term of the agreement. If Mr. Redmond seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Redmond terminates without cause upon 30 days notice, then termination will result and Mr. Redmond shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Redmond's unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Redmond shall be exercisable at the time or times they would have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange. See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values" and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

        James J. Murren, President and Chief Financial Officer of the Company, is a party to an employment agreement with the Company which terminates on May 31, 2004. Under the agreement he receives a minimum annual salary of $800,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Murren shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Murren (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement without good cause (as defined), Mr. Murren's salary will continue for the term of the agreement, he will continue to receive certain employee benefits and all unvested stock options held will continue to vest for the remaining term of the agreement. If Mr. Murren seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Murren terminates without cause upon 30 days notice, then termination will result and Mr. Murren shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If there is a Change in Control of the Company (as defined), all of Mr. Murren's unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Murren to purchase Common Stock of the Company shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange. See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values" and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

        Gary N. Jacobs, Executive Vice President, General Counsel and Secretary of the Company, is a party to an employment agreement with the Company which terminates on May 31, 2004. Under the agreement he receives a minimum annual salary of $500,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Jacobs shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Jacobs (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Jacobs' salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for the remainder of the term of the agreement. If Mr. Jacobs seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Jacobs terminates without cause upon 30 days notice, then termination will result and Mr. Jacobs shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Jacobs' unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Jacobs shall be exercisable at the time or times they would have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange. See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values" and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

        William J. Hornbuckle, Executive Vice President—Marketing of the Company, is a party to an employment agreement with the Company which terminates on July 8, 2005. Under the agreement he receives a minimum annual salary of $600,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Hornbuckle shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Hornbuckle (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Hornbuckle's salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for the remainder of the term of the agreement. If Mr. Hornbuckle seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), or if Mr. Hornbuckle terminates without cause upon 30 days notice, then termination will result and Mr. Hornbuckle shall be entitled to exercise those of his stock options granted under the Company's Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Hornbuckle's unvested stock options become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Hornbuckle shall be exercisable at the time or times they would have been exercisable for the consideration (cash, stock or otherwise) which the holders of the Company's Common Stock received in such exchange. See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values" and "Compensation Committee Report on Executive Compensation—Option Exchange Program."

        Daniel M. Wade, Vice Chairman of the Company, was, until November 2001, a party to an employment agreement with the Company which was scheduled to terminate on May 31, 2004. Under the agreement he received a minimum annual salary of $800,000. Mr. Wade and the Company agreed to terminate the agreement effective October 31, 2001. As a result, the Company paid Mr. Wade $1,815,000 in connection with the termination of his employment contract and agreed to maintain certain employee benefits, including insurance coverage for Mr. Wade pursuant to a severance agreement. In addition, he will continue to vest in previously granted stock options through December 31, 2002. (See "Executive Compensation and Other Information—Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values;" "Compensation Committee Report on Executive Compensation—Option Exchange Program" and "Compensation Committee Report on Executive Compensation—Compensation Awarded to Former Co-Chief Executive Officers").

        Christensen, Miller, Fink, Jacobs, Glaser, Weil, & Shapiro, LLP, a law firm of which Terry Christensen, a member of the Board of Directors of the Company, is a partner and Gary N. Jacobs, Executive Vice President, General Counsel and Secretary and a Director of the Company, is of counsel (see "Election of Directors"), has performed extensive legal services for the Company. Such services rendered relate to litigation, sales of securities, financing transactions, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements.

        Bear, Stearns & Co. Inc, an investment banking and brokerage firm of which George J. Mason, a member of the Board of Directors of the Company, is Senior Managing Director, has provided investment banking and brokerage services for the Company in 2001.

        During 2001, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received a fee of $50,000.

        In 1997, the Compensation Committee adopted a stock option grant program pursuant to the Nonqualified Stock Option Plan, which was subsequently approved by the stockholders, whereby members of the Company's Board of Directors who are not full-time employees of the Company would receive an initial grant (adjusted to reflect the effect of the Company's February 10, 2000 two-for-one stock split) of 10,000 stock options, and subsequent yearly grants of 2,000 stock options during their respective terms as directors. Effective July 1, 2000, the annual grants were increased to 5,000 stock options during their respective terms as directors.

        For the twelve months ended December 31, 2001, the Company and its subsidiaries rented aircraft from Tracinda for various business purposes. The aggregate amount of rental payments were approximately $1,123,314, and the rent payments were at rates which management believes are not in excess of those offered by third parties. The Company provided hotel services and usage of its aircraft to Tracinda in the aggregate amount of approximately $80,659, which management believes to be at rates generally comparable to those offered to third parties. The Company and Tracinda have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

        Certain affiliates of the Company, including MGM Grand Hotel, LLC, purchase on a wholesale basis from a subsidiary of Metro-Goldwyn-Mayer Inc., a California-based motion picture studio in which Tracinda has an approximate 77.5% ownership interest (collectively with its subsidiaries, "MGM Inc."), videocassettes and other merchandise such as baseball caps, clothing, key chains and watches bearing the trademarks and logos of MGM Inc. for resale to consumers in retail shops located within MGM MIRAGE affiliated hotels. For the year ended December 31, 2001, there were no material purchases of such merchandise by the Company from MGM Inc. Hotel affiliates of MGM MIRAGE and MGM Inc. occasionally conduct cross-promotional campaigns, in which MGM MIRAGE's hotel affiliates and MGM Inc.'s motion picture releases are promoted together; however, management believes that the amounts involved are immaterial. MGM MIRAGE and its hotel affiliates and MGM Inc. have an ongoing relationship whereby the MGM MIRAGE hotel affiliates can utilize key art, still photographs of artwork and one-minute film clips from certain of MGM Inc.'s motion picture releases on an as-needed basis. MGM MIRAGE and its hotel affiliates do not pay any monetary compensation for these licenses.

        The Company also provided hotel services and usage of its aircraft to MGM Inc. in the aggregate amount of approximately $354,000, which management believes to be at rates generally comparable to those offered to third parties.

        Pursuant to a License Agreement between predecessors in interest to the Company and MGM Inc. dated February 29, 1980, as amended, the Company has an open-ended exclusive license to use certain trademarks, trade names and logos in and in connection with the Company's resort hotel and/or gaming and other businesses, excluding the filmed entertainment business. The Company has agreed to pay $1 million per year for that portion of the license which permits the Company to use the letters "MGM" combined with the name "Mirage" and/or "MIRAGE."

        In July 2001, the Company entered into an agreement with MGM Inc. for the licensing of the MGM logo on slot machines for one year, with two one-year options to renew. The Company paid MGM Inc. a licensing fee of $200,000 during the year ended December 31, 2001 with respect to this agreement.

        Pursuant to a Merchandise License Agreement effective as of December 1, 2000 between MGM Inc. and a subsidiary of the Company, the Company has the right to use certain trademarks and logos of MGM Inc. in connection with the retail sale of merchandise at the Company's properties. The Company is required to pay MGM Inc. royalties based on retail sales of the licensed merchandise. The agreement has a term of five years, subject to the Company's right to extend the term for one additional five-year period and its option to terminate the agreement at any time upon 60 days' notice. In 2001, the Company paid royalties to MGM Inc. in the amount of $9,000 pursuant to this Merchandise License Agreement. The amount of royalties which will become payable in 2002 and future years cannot be determined at this time.

        Mr. Kerkorian and Mr. Yemenidjian purchased hotel services from the Company in the aggregate amount of approximately $46,678, and $6,648, respectively, which rates are generally comparable to those offered to third parties.

        The Company and MGM Inc. have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

AMENDMENT TO AMENDED ANNUAL PERFORMANCE-BASED
INCENTIVE PLAN FOR EXECUTIVE OFFICERS
Proposal No. 2

Description of the Amendment

        The Company's Annual Performance Based Incentive Plan for Executive Officers is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Performance Plan is intended to provide an incentive for profitable growth and to motivate participating executive officers toward even higher achievement and operating results to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executive officers. The Chief Executive Officer and other executive officers of the Company who are among the four most highly compensated are eligible to participate in the Performance Plan. The Performance Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee").

        The Performance Plan currently provides that the maximum annual bonus which may be paid under the plan is the lesser of 150% of an executive's annual salary or $2,500,000. In order to remain competitive for the most qualified executives, the Company believes that the maximum amount of any annual bonus should be amended to be the lesser of (a) $2,500,000 and (b) (I) in the case of the Company's Chief Executive Officer, 250% of the participant's "average base annual salary" of the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant's "average base annual salary" of the applicable performance period. As is presently the case, even if the performance goals are met for any particular year, whether or not any bonuses are paid and the amount of any such bonus (up to the maximum permitted) will remain in the sole discretion of the Committee. The Committee has approved an amendment to the Performance Plan for submission to the Company's stockholders to increase the maximum possible annual bonus which may be paid under the Performance Plan as described above.

        The Board of Directors recommends a vote FOR approval of the proposed amendment to the performance plan.

Description of the Performance Based Plan

        The Performance Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by the Company of compensation paid to certain executive officers to $1,000,000 per officer. Compensation paid pursuant to a plan approved by the stockholders that meets the requirements of Section 162(m) is exempted from this limitation and is fully deductible.

        Within 90 days of the beginning of each calendar year, the Committee approves performance goals including specific performance objectives and establish computation formulae or methods for determining each participant's bonus for that year. The objectives include any one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; and productivity. In addition, to the extent consistent with the goal of providing for deductibility of compensation under the Internal Revenue Code, performance goals may include a participant's attainment of personal objectives with respect to any of the foregoing performance goals or negotiating transactions and sales or developing long-term business goals.

        At or after the end of each calendar year, the Committee is required by the terms of the Performance Plan to certify in writing whether the pre-established performance goals and objectives have been satisfied in such year. When establishing performance goals and approving the achievement of such goals, the Committee, in its sole discretion, may ignore extraordinary items, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The actual bonus award for any participant for such year shall then be determined based upon the pre-established computation formulae or methods. Upon adoption of the proposed amendment to the Performance Plan, no bonus award for any plan year may exceed the lesser of (a) $2,500,000 and (b) (I) in the case of the Company's Chief Executive Officer, 250% of the participant's "average base annual salary" of the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant's "average base annual salary" of the applicable performance period. The Committee has no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of, or totally eliminate, such bonus if the Committee determines, in its absolute discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

        Approved bonus awards under the Performance Plan are payable in cash as soon as practicable after the end of each calendar year and after the Committee has certified in writing that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by the Company as of the last day of the calendar year will be prorated or eliminated pursuant to rules established by the Committee in accordance with the Performance Plan. Each participant will recognize ordinary taxable income upon receipt of payments under the Performance Plan.

        Amendments can be made to the Performance Plan that can increase the cost of the plan to the Company and can alter the allocation of benefits among participating executive officers. However, no such amendment that is inconsistent with its purpose or with its compliance with applicable law and the requirements of Section 162(m) will be made without stockholder approval.

The Board of Directors recommends a vote FOR adoption of this proposal.

SELECTION OF AUDITORS
Proposal No. 3

        Arthur Andersen LLP has acted as the Company's independent auditors since the Company's formation in 1986. The Board of Directors, Audit Committee and Company management have been monitoring and reviewing, in detail, the legal developments and press coverage regarding Arthur Andersen LLP in its role as auditors of Enron Corp., including the recent indictment of Arthur Andersen LLP in connection with that matter. On March 27, 2002, the New Jersey Casino Control Commission (the "New Jersey Commission") entered a temporary order, which would bar Arthur Andersen LLP from transacting business with New Jersey casino licensees and their affiliated companies. The Company is in the process of submitting its application for licensure in New Jersey, and the Company is subject to the order of the New Jersey Commission.

        Under normal circumstances, it is the Company's practice that, each year prior to filing its Proxy Statement, the Audit Committee recommends to the Board of Directors the independent auditors to be utilized by the Company for such year and the Board of Directors considers and approves the Company's independent auditors and submits to the stockholders a proposal seeking ratification of the selection of such independent auditors. Under the current unusual circumstances, the Audit Committee and the Board of Directors have not, as of the date of filing this Proxy Statement, selected independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2002. It is the Company's intent to make such selection prior to the date of the Company's Annual Meeting, but given the current circumstances, the Company cannot assure that such selection will be made by such time.

        In light of the foregoing, instead of seeking stockholder ratification of the selection of a particular firm of independent public accountants, the Company is seeking ratification of the Company's selection of independent accountants meeting the criteria that any such accounting firm which is selected would be a firm of national standing which, in the opinion of the Audit Committee and the Board of Directors, will provide the Company with high quality independent audit services and meet the requirements of the various gaming regulatory authorities to which the Company is subject.

        Representatives of Arthur Andersen LLP have been invited to the stockholders' meeting. They will be provided with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. In the event the Audit Committee and Board of Directors select a firm prior to the 2002 Annual Meeting, a representative of that firm will be invited to the stockholders' meeting.

The Board of Directors recommends a vote FOR adoption of this proposal.

OTHER BUSINESS

        Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

NOTICE CONCERNING STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company on or before November 30, 2002 in order to be included in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting.

OTHER INFORMATION

        The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.

        The Company's Annual Report to Stockholders for the year ended December 31, 2001 accompanies this Proxy Statement.

By Order of the Board of Directors,

Chairman of the Board and Chief Executive Officer

APPENDIX A

MGM MIRAGE
AMENDMENT TO AMENDED ANNUAL PERFORMANCE-BASED
INCENTIVE PLAN FOR EXECUTIVE OFFICERS

MGM MIRAGE
ANNUAL PERFORMANCE BASED INCENTIVE PLAN
FOR EXECUTIVE OFFICERS

PURPOSE

        The MGM MIRAGE Annual Performance Based Incentive Plan For Executive Officers (the "Plan") is an annual short-term incentive plan designed to reward executive officers of MGM MIRAGE, formerly MGM Grand, Inc. (the "Company"), for achieving preestablished corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to preserve the Company's tax deduction for bonus compensation paid to executive officers by meeting the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE 1
ELIGIBILITY AND PARTICIPATION

        Section 1.1    Participation in the Plan is limited to those executive officers of the Company who are officers among the named executives in the Company's annual proxy statements; specifically, any individual who (a) at any time during the taxable year, served as the chief executive officer of the Company or acted in such capacity, or (b) is among the four highest compensated executive officers of the Company other than the chief executive officer. At or prior to the time performance objectives for a "Performance Period" are established, as defined in Section 2.2 below, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors (the "Board") will designate in writing which executive officers among those eligible shall participate in the Plan for such Performance Period (the "Participants").

ARTICLE 2
PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

        Section 2.1    The fiscal year of the Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31, which performance periods may be longer or shorter than a Plan Year. The performance period with respect to which bonuses shall be calculated and paid under the Plan (the "Performance Period") shall generally be the Plan Year; provided, however, that the Committee shall have the authority to designate different Performance Periods under the Plan.

        Section 2.2    Within the first ninety days of each Performance Period, the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and formulae must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent of the total number of days in such Performance Period. The Committee shall be permitted to establish such goals, objectives and formulae with respect to each Participant without obtaining stockholder approval, unless the establishment of such goals, objectives and formulae is deemed a material term under the Plan pursuant to the Code requiring disclosure and approval by the stockholders.

        Section 2.3    Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity; equity capital raised; consummation of debt and equity offerings. In addition, performance goals may be based upon a Participant's attainment of personal goals with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. Measurements of the Company's or a Participant's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established.

ARTICLE 3
DETERMINATION OF BONUS AWARDS

        Section 3.1    As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant's bonus for such Performance Period based upon the performance goals, objectives, and computation formulae for such Performance Period established pursuant to Section 2.2 above. The Committee shall have no discretion to increase the amount of any Participant's bonus as so determined, but may reduce or totally eliminate any Participant's bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the Participant's performance or any other factors material to the goals, purposes, and administration of the Plan.

        Section 3.2    No Participant's bonus for any Plan Year shall exceed the lesser of (a) $2,500,000 and (b) (I) in the case of the Company's Chief Executive Officer, 250% of the participant's "average base annual salary" of the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant's "average base annual salary" of the applicable performance period.

        Section 3.3    The average base annual salary of a Participant shall be the average of a Participant's base annual salary as in effect as of (a) the first day of such Performance Period, and (b) the date the Committee shall establish the performance goals, objectives and computation formulae for such Performance Period pursuant to Section 2.2 above.

ARTICLE 4
PAYMENT OF BONUS AWARDS

        Section 4.1    Approved bonus awards shall be payable by the Company in cash, stock or options to each Participant, or to the Participant's estate in the event of the Participant's death, as soon as practicable after the Committee has certified in writing pursuant to Section 3.1 that the relevant performance goals were achieved.

        Section 4.2    A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period or on such sooner date as the performance goals have been met may be prorated or not paid based on rules to be established by the Committee for the administration of the Plan.

ARTICLE 5
OTHER TERMS AND CONDITIONS

        Section 5.1    No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of the Code and regulations promulgated thereunder) of the Plan, including the business criteria described in Section 2.3 above, are approved by the stockholders by a majority of votes cast in a separate vote on the issue in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

        Section 5.2    No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

        Section 5.3    Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee's compensation at any level.

        Section 5.4    The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

ARTICLE 6
ADMINISTRATION

        Section 6.1    All members of the Committee shall be persons who qualify as "outside directors" as defined under the Internal Revenue Code of 1986, as amended. Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.

        Section 6.2    The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

        Section 6.3    Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

        Section 6.4    The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

        Section 6.5    The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Section 2.3 or the maximum bonus payable to any Participant as specified in Section 3.2 without stockholder approval unless stockholder approval is not required in order for bonuses paid to Participants to constitute qualified performance-based compensation under the Code.

        Section 6.6    No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

        Section 6.7    The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

MGM MIRAGE

Proxy for Annual Meeting of Stockholders

May 7, 2002

Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints TERRY CHRISTENSEN, WILLIE D. DAVIS and GLENN A. CRAMER, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM MIRAGE (the "Company") to be held at Beau Rivage Resorts, Inc., 875 Beach Boulevard, Biloxi, Mississippi on May 7, 2002, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

(Continued and to be SIGNED on the other side)

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MGM MIRAGE

Annual Meeting of Stockholders

Tuesday May 7, 2002
10:00 a.m.
Beau Rivage Resorts, Inc.
875 Beach Boulevard
Biloxi, MS39530

ADMISSION TICKET

This ticket must be presented at the door for entrance to the meeting.

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1, 2 and 3.	Please mark your votes as indicated in this example	☒
1.	Election of Directors					FOR	AGAINST	ABSTAIN
	FOR all nominees named (except as marked to the contrary) / /	WITHHOLD AUTHORITY for all nominee(s) named / /	Names of Nominees: 01 James D. Aljian, 02 Robert H. Baldwin, 03 Fred Benninger, 04 Terry N. Christensen, 05 Glenn A. Cramer, 06 Willie D. Davis, 07 Alexander M. Haig, Jr., 08 Alexis M. Herman, 09 Gary N. Jacobs, 10 Kirk Kerkorian, 11 J. Terrence Lanni, 12 George J. Mason, 13 James J. Murren, 14 Ronald M. Popeil, 15 John T. Redmond, 16 Walter M. Sharp, 17 Daniel M. Wade, 18 Daniel B. Wayson, 19 Melvin B. Wolzinger, 20 Alex Yemenidjian.	2.	Approval of Amendment to the Amended Annual Performance-Based Incentive Plan for Executive Offficers	/ /	/ /	/ /
			(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)	3.	Ratification of the appointment of independent auditors.	FOR / /	AGAINST / /	ABSTAIN / /
					I plan to attend meeting			/ /

				Dated:			, 2002

				Signature

				Signature if held jointly

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.

/*\ FOLD AND DETACH HERE /*\

Admission Ticket

Annual Meeting
of
MGM MIRAGE
Tuesday May 7, 2002
10:00 a.m.
BEAU RIVAGE RESORTS, INC.
875 BEACH BOULEVARD
BILOXI, MS39530

Agenda

  1.
  To elect a Board of Directors.

  2.
  To consider and act upon the ratification of the selection of independent auditors.

  3.
  To consider and act upon a proposed amendment to the Amended Annual Performance-Based Incentive Plan for Executive Officers.

  4.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

QuickLinks

PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS Proposal No. 1
INFORMATION REGARDING BOARD AND COMMITTEES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
CERTAIN TRANSACTIONS
AMENDMENT TO AMENDED ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS Proposal No. 2
SELECTION OF AUDITORS Proposal No. 3
OTHER BUSINESS
NOTICE CONCERNING STOCKHOLDER PROPOSALS
OTHER INFORMATION
MGM MIRAGE AMENDMENT TO AMENDED ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS
ARTICLE 1 ELIGIBILITY AND PARTICIPATION
ARTICLE 2 PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES
ARTICLE 3 DETERMINATION OF BONUS AWARDS
ARTICLE 4 PAYMENT OF BONUS AWARDS
ARTICLE 5 OTHER TERMS AND CONDITIONS
ARTICLE 6 ADMINISTRATION